Exhibit 99.1

EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

Dated:  November 7, 2008

ARTISAN INVESTMENT CORPORATION,
for itself and as the general partner of
ARTISAN PARTNERS LIMITED PARTNERSHIP

By:	Janet D. Olsen*

ZFIC, INC.

By:	Janet D. Olsen*

ANDREW A. ZIEGLER

Andrew A. Ziegler*

CARLENE M. ZIEGLER

Carlene M. Ziegler*

ARTISAN FUNDS, INC.

By:	Janet D. Olsen*

*By:	/s/ Janet D. Olsen
Janet D. Olsen
Vice President of Artisan Investment Corporation
Attorney-in-Fact for ZFIC, Inc.
Attorney-in-Fact for Andrew A. Ziegler
Attorney-in-Fact for Carlene M. Ziegler
General Counsel and Secretary of Artisan Funds, Inc.